Exhibit 99.1

Xsolla SPAC 1  Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing March 18, 2026

Sherman Oaks, CA, March 17, 2026 (GLOBE NEWSWIRE) -- Xsolla SPAC 1, a newly organized special purpose acquisition company formed as a Cayman Islands exempted company (Nasdaq: XSLLU) (the “Company”), announced today that, commencing March 18, 2026, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A ordinary shares and warrants that are separated will trade on The Nasdaq Stock Market under the symbols “XSLL” and “XSLLW,” respectively. Those units not separated will continue to trade on The Nasdaq Stock Market under the symbol “XSLLU.” Holders of units will need to have their brokers contact Odyssey Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

A registration statement relating to the securities was declared effective on January 28, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Xsolla SPAC 1

Xsolla SPAC 1 is a newly incorporated blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company’s management team is led by Aleksandr Agapitov, its Chairman of the Board of Directors (the “Board”), Dmitry Burkovskiy, its Chief Executive Officer and Director, Rytis Joseph Jan, its Chief Financial Officer and Director and Carla Bedrosian, Esq., its Chief Legal Officer and Director. In addition, the Board includes Xuan Li, Maxwell Gover, Wenfeng Yang, Perry Michael Fischer and Eugenie Levin.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) including the gross proceeds of the IPO, the anticipated use of the net proceeds from the IPO and the search for an initial business combination. No assurance can be given that the Company will ultimately complete a business combination transaction in the sectors it is targeting or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Xsolla SPAC 1, including those set forth in the Risk Factors section of Xsolla SPAC 1’s registration statement and prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Xsolla SPAC 1 undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Dmitry Burkovskiy
Chief Executive Officer and Director
d.bourkovski@xsollaspac.com